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                                      NOTE



New York, New York                                            U.S. $5,907,559.00
March 3, 1997


                  FOR VALUE RECEIVED, Paxar Corporation, a New York corporation ("Maker"), HEREBY PROMISES TO PAY TO Odyssey Partners, L.P., a Delaware limited partnership ("Payee"), having a principal place of business at 31 West 52nd Street, New York, New York 10019, the principal sum of $5,907,559.00, together with interest thereon (as set forth below) on January 2, 1998, in lawful money of the United States (the "Maturity Date").

                  1. This Note shall bear interest on all outstanding principal (as well as on all accrued and unpaid interest) at an annual interest rate equal to 4.88%, compounded quarterly.

                  2. Both principal and interest are payable to Payee upon the Maturity Date at Maker's principal place of business or at such address or account of Payee as Payee shall designate to Maker in writing not later than five business days prior to the Maturity Date, in immediately available funds.

                  3. This Note may not be prepaid, in whole or in part, without the consent of the Payee.

                  4. The following shall constitute Events of Default hereunder:
(a) Maker shall fail to pay when due any interest or principal hereunder; (b) the dissolution or termination of existence of Maker; (c) the commencement of any case, proceeding or other action by Maker under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up or liquidation with respect to it or its debts; (d) the seeking by Maker of appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or an assignment for the benefit of its creditors; or (e) the commencement against Maker of any case, proceeding or other action of a nature referred to in clause (c) above which results in the entry of any order for relief or any such adjudication or appointment which remains undismissed, undischarged, unbonded or unstayed for a period of sixty
(60) days. If any such Event of Default shall occur, then the entire unpaid principal amount of this Note and all interest accrued and unpaid hereon shall automatically and immediately become due and payable, without presentment, demand, protest and all other notices of any kind, all of which are hereby expressly waived by Maker.

                  5. Demand, presentment for payment, notice of dishonor, protest and notice of protest are hereby waived by Maker.

                  6. This Note may not be changed orally and in any event, no amendment, modification or waiver of any term or provision of this Note, nor any consent to any departure by Maker therefrom shall be effective unless in writing and signed by the party against whom enforcement of such amendment, modification, waiver or change, is sought.

                  7. No failure on the part of Payee to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Payee of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive and are in addition to all others that may be provided by applicable law and other agreements and documents.
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                  8. In receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, and upon receipt of an indemnity bond reasonably satisfactory to Maker, Maker will, at the expense of Payee, execute and deliver, in lieu thereof, a new Note of like tenor.

                  9. This Note shall be binding upon Maker and its successors and shall inure to the benefit of Payee and its successors.

                  10. This Note is that certain "Note" referred to in, and is secured by, a Letter of Credit, dated the date hereof, issued by Fleet Bank in favor of the holder of this Note.

                  11. The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

                  12. Maker's obligations under this Note are unconditional and shall not be subject to set off or deduction in any manner or for any reason whatsoever, including without limitation, any liability or obligation of Odyssey Partners, L.P. ("Odyssey") under the Stock Purchase Agreement, dated as of December 20, 1996, as amended by Amendment No. 1 to Stock Purchase Agreement, dated as of March 3, 1997, between Maker and Odyssey.

                  13. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

                  IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.


                                PAXAR CORPORATION


                               By: /s/ Jack Plaxe
                                   -----------------------
                                   Jack Plaxe
                                   Chief Financial Officer


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